Exhibit 99.1

NEWS RELEASE

GREGORY B. BROWN M.D. APPOINTED TO THE

BOARD OF DIRECTORS OF CAMBREX CORPORATION

East Rutherford, NJ – November 3, 2017 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), today announced that Gregory B. Brown, M.D. was appointed to the Company’s Board of Directors on October 31, 2017, and will serve on the Board’s Audit and Regulatory Affairs Committees.  Dr. Brown’s appointment increases the size of the Board to ten members.

In 2007, Dr. Brown co-founded HC Royalty Advisory Board, a healthcare-focused private asset management firm investing in biopharmaceutical and medical products. He has been the Vice Chairman of the Board of Directors and Chairman of the Strategic Advisory Board at HC Royalty since 2016, and has been involved in more than $1 billion of royalty financings. He currently serves on the Boards of Caladrius Biosciences, Inc., Faron Pharmaceuticals, Oy, MonoSol Rx, LLC, and Vanderbilt Clinical S.a.r.l.

Chairman of the Board, Shlomo Yanai, commented, “We are delighted to welcome Dr. Brown to the Cambrex Board of Directors and are confident that his expertise in the scientific, technical, clinical and medical evaluation of healthcare products and services will be of great value to our company."

Dr. Brown was educated as a transplantation immunologist and trained as a thoracic and vascular surgeon, and holds a B.A. from Yale, an M.D. from SUNY Upstate Medical Center and an M.B.A. from Harvard Business School.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
IR Associate
Tel: 201-804-3037
Email: stephanie.lafiura@cambrex.com

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com